Exhibit 3.13

PLAN OF CONVERSION
CONVERTING
Quad/Med, LLC
(a Delaware limited liability company)
INTO
Quad/Med, LLC
(a Wisconsin limited liability company)

1.             Name and State of Formation before Conversion. The name of the company is Quad/Med, LLC (the “Company”) and it is a limited liability company governed by and organized in accordance with the laws of the State of Delaware.

2.             Name and State of Formation after Conversion. The Company shall continue its existence as a limited liability company to be known as Quad/Med, LLC (“Quad/Med”), and it shall convert its state of formation to be governed by and organized in accordance with the laws of the State of Wisconsin.

3.             Conversion. The Company shall convert into Quad/Med and shall exist by virtue and in accordance with the laws of the State of Wisconsin (the “Conversion”), with such Conversion to become effective upon the filing of a Certificate of Conversion (the “Delaware Certificate of Conversion”), a copy of which is attached hereto as Annex A, with the Secretary of State of Delaware and a Certificate of Conversion (the “Wisconsin Certificate of Conversion”), a copy of which is attached hereto as Annex A, with the Wisconsin Department of Financial Institutions of the State of Wisconsin (the “Effective Date”). The existence, purpose, powers, franchises, rights and immunities of the Company shall continue unaffected and unimpaired by the Conversion and it shall continue its existence as Quad/Med, a limited liability company governed by and organized in accordance with the laws of the State of Wisconsin. The Company shall cease to exist as a Delaware limited liability company upon the Effective Date.

4.             Approval of Plan. Upon approval and adoption by the Company’s members and Board of Managers of this Plan of Conversion and any other documents, instruments and agreements required, necessary or appropriate to effectuate the Conversion, the Delaware Certificate of Conversion shall be executed, filed and recorded in accordance with the Delaware General Corporate Law (the “DGCL”) and the Wisconsin Certificate of Conversion shall be executed, filed and recorded in accordance with the Wisconsin Business Corporation Law (the “WBCL”) as soon as practicable after the date hereof.

5.             Manner of Converting Membership Interests. At the Effective Time, as a result of the Conversion, all of the issued and outstanding membership interest of the Company shall be exchanged for member interests of Quad/Med equal to the members’ ownership of the Company prior to the Conversion.

6.           Articles of Organization. The Articles of Organization of Quad/Med are attached as Annex B hereto.

7.             Member’s Agreement. The Operating Agreement of the Company, shall be as set forth in the form presented to the Board of Managers and members of the Company and Quad/Med, as copy of which shall be inserted in the front of the minute book of Quad/Med and will be identified as the Member’s Agreement.

8.             Directors. At the Effective Time, the Company’s managers immediately prior to the Effective Time shall become the managers of Quad/Med.

9.             Officers. On the Effective Date, the Company’s officers immediately prior to the Effective Date shall become the officers of Quad/Med in the capacities they served while with the Company as is provided in the Member’s Agreement of Quad/Med.

10.          Abandonment of Plan. Notwithstanding anything contained herein to the contrary, this Plan of Conversion may be terminated and abandoned by the Board of Managers of the Company at any time prior to the filing of the Certificate of Conversion and Plan of Conversion if the Board of Managers of the Company should decide that it would not be in the best interests of the Company to effectuate such Conversion.

RECEIVED - DEPT OF
FINANCIAL INSTITUTIONS
STATE OF WISCONSIN
ANNEX B
2007 JUN-6 AM 9:41
ARTICLES OF ORGANIZATION

OF

QUAD/MED, LLC

ARTICLE I

The name of the limited liability company is Quad/Med, LLC.

ARTICLE II

The limited liability company is organized under Chapter 183 of the Wisconsin Statutes.

ARTICLE III

The management of the limited liability company shall be vested in its members.

ARTICLE IV

The registered office of the limited liability company is located at N63 W23075 Highway 74, Sussex, Wisconsin 53089 and the name of its registered agent at such address is Andrew R. Schiesl.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization in his capacity as Sole Organizer this 29th day of May, 2007.

/s/ John C. Fowler
John C. Fowler, Sole Organizer